The Mexico Equity and Income Fund, Inc.

Form N-SAR Report for the Period Ended 1/31/15

Item 77-C (1)

Results of Annual Stockholders Meeting

The Fund's Annual Stockholders meeting was held on December 18, 2014, at the offices of U.S. Bancorp Fund Services, 777 E. Wisconsin Avenue, Milwaukee, WI 53202. As of
October 16, 2014, the record date, outstanding shares of common and preferred stock were 6,773,293 and 48,535 respectively. Holders of 5,872,614 shares of the Fund were present at the meeting either in person or by proxy. These holders, as being holders of a majority of the outstanding shares of the Fund, constituted a quorum. The stockholders voted on two proposals. The stockholders elected two Directors to the Board of Directors and approved an Amendment to the Fund's Amended and Restated By-Laws regarding claims that may be brought by a stockholder against the Fund, its officers and directors.
The following table provides information concerning the matters voted on at the meeting:

I.  Election of Directors
     Votes For Votes Withheld

(01) Phillip Goldstein       5,704,412   168,202
(02) Maria Eugenia Pichardo   4,204,788   1,667,826

II. Approval of an Amendment to Amended and Restated By-Laws

 Votes For  Votes Against   Abstain

       1,664,324              556,351   1,574,808